UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2014 (March 20, 2014)

Crumbs Bake Shop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35220	27-1215274
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

110 West 40th Street, Suite 2100, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 221-7105

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2014, as required by the terms of the previously-reported Senior Secured Loan and Security Agreement, dated as of January 20, 2014 (the “Loan Agreement”), among Crumbs Holdings, LLC (“Holdings”), Crumbs Bake Shop, Inc. (the “Company”) and Fischer Enterprises, L.L.C. (the “Lender”), the Company and its directors and executive officers, certain officers of Holdings, and certain affiliates of such directors and officers (collectively, the “Principal Stockholders”) entered into a Voting Agreement with the Lender (the “Voting Agreement”). The Voting Agreement relates to the Company’s obligation to seek stockholder approval (the “Proposal”) of the issuance of shares of common stock upon conversion of the Tranche Notes issued under the Loan Agreement in excess of 19.99% (the “Regulatory Cap”) of the number of shares of common stock outstanding immediately prior to the execution of the Loan Agreement at the Company’s 2014 annual meeting of stockholders (and, if stockholders do not approve the Proposal at such meeting, at a meeting of stockholders to be called each calendar quarter thereafter until such approval is obtained). The Regulatory Cap is imposed by Rule 5635(b) of the Listing Rules of The NASDAQ Stock Market, LLC (“Nasdaq”).

The Voting Agreement requires the Principal Stockholders to vote all voting securities of Crumbs that they beneficially own as of the record date for any meeting of stockholders at which the Proposal is to be submitted (i) in favor of the approval of the Proposal and (ii) against any resolution that, if adopted, would be inconsistent with the Proposal. Each Principal Stockholder granted an irrevocable proxy to Ronda Kase with instructions to vote such Principal Stockholder’s voting securities in accordance with the Principal Stockholder’s voting obligations under the Voting Agreement. In addition, the Voting Agreement (x) prohibits the Principal Stockholders from selling, pledging or otherwise transferring any of their voting securities, entering into any voting arrangement with respect to such securities, or taking any other action that would restrict, limit or interfere with the performance of their voting obligations under the Voting Agreement, and (y) requires the Principal Stockholders to promptly notify the Lender and the Company of any future acquisition of Crumbs’ voting securities or securities convertible into such voting securities, which will likewise be subject to the Voting Agreement. The Voting Agreement requires the Company to enforce the provisions of the Voting Agreement, including by using its best efforts to seek specific performance of the Voting Agreement upon a breach thereof by a Principal Stockholder.

As of the date of the Voting Agreement, the Principal Stockholders beneficially owned, in the aggregate, 2,030,142 shares of Common Stock.

The discussion presented above is intended only as a summary of the material terms of the Voting Agreement and is qualified in its entirety by the terms thereof. A copy of the Voting Agreement is filed as Exhibit 10.1 to this report.

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Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 9, 2014, the Company received a letter (the “Notice”) from the Listing Qualifications department of Nasdaq notifying the Company that it no longer satisfies the standards for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b). To meet these continued listing standards, the Company must satisfy at least one of the following: (i) it must maintain stockholders’ equity of at least $2.5 million; (ii) the market value of its listed equity securities must be at least $35 million; and/or (iii) it must have recorded net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. As reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s total stockholders’ equity at December 31, 2013 was approximately $1.0 million. In addition to addressing the stockholders’ equity standard, the Notice stated that Nasdaq has determined that the Company does not meet either of the alternative market value or net income standards.

The Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Capital Market. Rather, in accordance with Nasdaq Listing Rules, the Company has until May 24, 2014 (i.e., 45 calendar days from the date of the Notice) to submit a plan to regain compliance. If the Company submits a plan, then Nasdaq will determine whether to accept the plan, considering such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within the review period, the Company’s overall financial condition, and the Company’s public disclosures. If the plan is accepted, then Nasdaq can grant an extension of up to 180 calendar days from the date of the Notice for the Company to evidence compliance. If Nasdaq does not accept the plan and determines to delist the Company’s common stock, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company intends to submit a plan to regain compliance with the continued listing standards. No assurance can be given, however, that Nasdaq will accept the Company’s plan and/or grant an extension to allow the Company to evidence compliance. Further, even if Nasdaq accepts the plan, no assurance can be given that the Company will be able to regain compliance with the continued listing standards within the extension period granted by Nasdaq.

Item 9.01.	Financial Statements and Exhibits.

The exhibits that are filed or furnished with this report are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUMBS BAKE SHOP, INC.

Dated: April 11, 2014	By:	/s/ Edward M. Slezak
Edward M. Slezak
CEO and General Counsel

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EXHIBIT INDEX

Exhibit
Number	Description

10.1	Voting Agreement dated as of March 20, 2014 (filed herewith).

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